SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934

Date of Report:  November 26, 1996

            Tel-Com Wireless Cable TV Corporation
   (Exact Name of Registrant as specified in its charter)

Florida                            0-25896                59-
3175814
(State  of  Incorporation)           (Commission  file  No.)
(IRS Employer
                                                          ID
Number)
  501 Grandview Avenue, Suite 201, Daytona Beach, FL  32018
               (Address of Principal Offices)

        Registrant's telephone number: (904)-226-9977

Item 5.  Other Events.

      On November 26, 1996, the Registrant accepted a subscription from Investor Resource Services, Inc. for the purchase of two hundred fifty (250) shares ("Shares") of the Registrant's Series A Convertible Preferred Stock at a price of $1,000 per share, for a total purchase price of $250,000. The Shares are convertible into shares of the Registrant's Common Stock at any time by the purchaser and will be automatically converted into Common Stock on the effective date of a registration statement which the Registrant agreed to file to register the Common Stock issuable upon conversion of the Shares. The conversion rate for determining the number of shares of Common Stock issuable upon conversion of each Share of Series A Preferred Stock into Common Stock of the Registrant will be equal to the total price for the share of Series A Preferred Stock divided by the lesser of (i) an amount equal to sixty-five percent (65%) of the average of the "bid" for the Registrant's Common Stock for the five (5) trading days prior to the effective date of the registration statement, or (ii) Three and 25/100 Dollars ($3.25). The purchaser is restricted as to the number of shares of Common Stock it may sell during each thirty (30) day period following conversion. A copy of the Subscription Agreement is attached as an exhibit to this report.

Item 7.  Financial Statements and Exhibits.

      (c) Schedule of Exhibits. The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

            Exhibit   99.1   Subscription  Agreement   dated
November 25, 1996, by and between the Registrant and Investor Resource Services, Inc..

           Exhibit 4.1 Instruments defining the rights of security holders appear as Exhibits 3.1 and 4.1 to Registrant's Registration Statement on Form SB-2 filed on May 3, 1995, and are incorporated herein by reference. Articles of Amendment to Registrants Articles of Incorporation authorizing the Series A Preferred Stock are attached.

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Tel-Com  Wireless  Cable  TV
Corporation

Date:     December   6, 1996            By:  /s/ Fernand  L.
Duquette
                                     Fernand   L.  Duquette,
President

clients\tcc\filings\8-k Inv Resource Purchase